For Immediate Release Investor Contact: Leigh Parrish Financial Dynamics 212-850-5651 lparrish@fd-us.com
Media Contact: Donna Shaults Enesco Group, Inc. 630-875-5464 dshaults@enesco.com
Enesco Group, Inc. Reports Second Quarter 2005 Financial Results
ITASCA, Ill. — August 9, 2005—Enesco Group, Inc. (NYSE: ENC), a leader in the giftware, and home and garden décor industries, today announced financial results for the second quarter ended June 30, 2005.
Second Quarter 2005 Summary
•	Revenue decreased to $49.2 million compared to $61.7 million in 2Q 2004 primarily due to the continued sales decline in collectibles and the planned shift to the third quarter for procurement and ship dates for seasonal products.

•	Gross margin decreased by $16.0 million primarily due to the sales volume decline, the $7.7 million non-cash loss on the Precious Moments license termination, and increased closeout sales.

•	SG&A expenses increased by $3.4 million to $32.5 million primarily due to the accelerated depreciation of the Enterprise Resource Planning (ERP) system, bank penalty fees associated with our current lender and SG&A expenses of Dartington Crystal, acquired in July 2004.

•	Net loss increased by $20.9 million to $22.0 million, $1.50 per diluted share, primarily due to reduction in gross margin, higher SG&A expenses, and higher interest and tax expense.
Commenting on second quarter results, Cynthia Passmore-McLaughlin, President and CEO, stated, “Our performance was impacted by the Company’s initiatives to fix our operating model and improve cash flow. During the second quarter, we terminated the Precious Moments license agreement, further reducing our dependence on collectibles. We also converted our warehouse management and distribution system to an upgraded version of our legacy I.T. system and stabilized the remaining portions of our current ERP system that relate to order management and financials. Lastly, we reduced salary costs and headcount in the U.S. and U.K. Our revenues were lower on a year-over-year basis due to the planned shift primarily to the third quarter of our ordering and shipping of seasonal and Christmas products, and the continued softness of the collectible product category. While our top line was impacted this quarter, we expect to improve our cash flow by now handling our seasonal products on a ‘make to order’ basis and spreading the shipments to retailers and payments to our vendors from June through October.”
More detailed information is set forth in Enesco’s Form 10-Q for the quarter ended June 30, 2005, which was filed August 9, 2005.

Conference Call
A conference call will be broadcast live on Wednesday, August 10, at 8:00 a.m. CT (9:00 a.m. Eastern). Investors interested in participating on the live call can do so by calling 1-877-271-7222, and ask for the Enesco Second Quarter Earnings call. Investors also may listen to the live call via a Webcast at http://www.enesco.com and click on “Investor Relations,” or by logging on to http://www.streetevents.com.
To listen to the Webcast, your computer must have RealPlayer installed. This Webcast will be available online for 90 days following the live conference call. If you do not have RealPlayer, go to http://www.streetevents.com prior to the call, to download RealPlayer for free.
For a phone replay, call 1-800-642-1687, Passcode: 8593955. The phone replay will be available for one week following the conference call.
About Enesco Group, Inc.
Enesco Group, Inc. is a world leader in the giftware, and home and garden décor industries. Serving more than 40,000 customers globally, Enesco distributes products to a wide variety of specialty card and gift retailers, home décor boutiques as well as mass-market chains and direct mail retailers. Internationally, Enesco serves markets operating in Europe, Canada, Australia, Mexico, and Asia. With subsidiaries located in Europe and Canada, and a business unit in Hong Kong, Enesco’s international distribution network is a leader in the industry. The Company’s product lines include some of the world’s most recognizable brands, including Heartwood Creek, Jim Shore, Walt Disney Company, Walt Disney Classics Collection, Pooh & Friends, Nickelodeon, Bratz, Halcyon Days, Lilliput Lane and Border Fine Arts, among others. Further information is available on the Company’s web site at www.enesco.com.
This press release contains forward-looking statements, which reflect management’s current assumptions and beliefs and are based on information currently available to management. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “anticipates,” “could,” “estimates,” “plans,” and “believes,” and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors, which could cause actual results to vary materially from those anticipated, estimated, expected or projected. Important factors that may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements include, but are not limited to: the Company’s success in developing new products and consumer reaction to the Company’s new products; the Company’s ability to secure, maintain and renew popular licenses, particularly our Cherished Teddies, Heartwood Creek and Disney licenses; the Company’s ability to grow revenues in mass and niche market channels; the Company’s ability to comply with covenants contained in its credit facility; the Company’s ability to obtain a new global senior credit facility; the Company’s ability to effectively transition to the legacy information system; changes in general economic conditions, as well as specific market conditions; fluctuations in demand for our products; manufacturing lead times; the timing of orders and shipments and our ability to predict customer demands; inventory levels and purchase commitments exceeding requirements based upon incorrect forecasts; collection of accounts receivable; changes in the regulations and procedures affecting the importation of goods into the United States; changes in foreign exchange rates; price and product competition in the giftware industry; variations in sales channels, product costs or mix of products sold; and, possible future terrorist attacks, epidemics, or acts of war. In addition, the Company operates in a continually changing business environment and does not intend to update or revise the forward-looking statements contained herein, which speak only as of the date hereof. Additional information regarding forward-looking statement risk factors is contained in the Company’s reports and filings with the Securities and Exchange Commission. In light of these risks and uncertainties, the forward-looking statements contained herein may not occur and actual results could differ materially from those set forth herein. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.
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ENESCO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
Second Quarter Ended June 30, 2005 and 2004
(In thousands, except per share amounts)

	2005	2004
Net revenues	$49,159	$61,695

Cost of sales	30,180	34,466

Cost of sales — loss on license termination	7,713	—

Gross profit	11,266	27,229

Gross profit %	22.9%	44.1%

Selling, general and administrative expense	32,511	29,100

Operating loss	(21,245)	(1,871)
Interest expense	(456)	(189)
Interest income	38	143
Other income (expense), net	(20)	(53)

Loss before income taxes	(21,683)	(1,970)
Income tax benefit (expense)	(353)	818

Net loss	$(22,036)	$(1,152)

Loss per share basic and diluted:

Net loss	$(1.50)	$(0.08)

Average basic and diluted shares outstanding	14,700	14,238

ENESCO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
Six Months Ended June 30, 2005 and 2004
(In thousands, except per share amounts)

	2005	2004
Net revenues	$109,243	$114,018

Cost of sales	67,661	64,480

Cost of sales — loss on license termination	7,713	—

Gross profit	33,869	49,538

Gross profit %	31.0%	43.4%

Selling, general and administrative expense	67,793	58,956

Operating loss	(33,924)	(9,418)

Interest expense	(855)	(274)
Interest income	158	255
Other income (expense), net	(199)	(43)

Loss before income taxes	(34,820)	(9,480)

Income tax benefit (expense)	(2,432)	3,926

Net loss	$(37,252)	$(5,554)

Loss per share basic and diluted:

Net loss	($2.54)	($0.39)

Average basic and diluted shares outstanding	14,653	14,204

ENESCO GROUP, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS
	June 30,	December 31,
	2005	2004

Current Assets:
Cash and equivalents	$4,571	$14,646
Accounts receivable, net	56,424	70,526
Inventories	57,612	65,371
Prepaid expenses	4,129	3,310
Property held for sale	761	—
Deferred income taxes	686	920

Total current assets	124,183	154,773

Property, plant and equipment, net	16,712	22,509

Other assets	15,805	16,601

Total assets	$156,700	$193,883

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Notes and loans payable	$35,062	$26,354
Accounts payable	15,471	18,680
Income taxes payable	7,488	6,405
Deferred gain on sale of fixed assets	1,711	1,711
Accrued Expenses	19,448	21,628

Total current liabilities	79,180	74,778

Long-term liabilities	7,519	9,838

Total shareholders’ equity	70,001	109,267

Total liabilities and shareholders’ equity	$156,700	$193,883

ENESCO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2005 AND 2004
(Unaudited)
(In thousands)

	2005	2004
Operating Activities:
Net loss	$(37,252)	$(5,554)
Adjustments to reconcile net loss to net cash used by operating activities	19,683	(16,378)

Net cash used by operating activities	(17,569)	(21,932)

Investing Activities:
Purchase of property, plant and equipment	(1,204)	(2,524)
Acquisition, net of cash acquired	—	(7,413)
Proceeds from sales of property, plant and equipment	6	56
Net cash used by investing activities	(1,198)	(9,881)

Financing Activities:
Issuance of notes and loans payable	8,797	29,950
Exercise of stock options	322	266

Net cash provided by financing activities	9,119	30,216

Effect of exchange rate changes on cash and cash equivalents	(427)	97

Increase/(decrease) in cash and cash equivalents	(10,075)	(1,500)
Cash and cash equivalents, beginning of period	14,646	10,645

Cash and cash equivalents, end of period	$4,571	$9,145